EXHIBIT 10.02

 AWARD NOTICE

NOTICE OF NONQUALIFIED STOCK OPTION
GRANTED PURSUANT TO THE
EASTMAN CHEMICAL COMPANY
2002 OMNIBUS LONG-TERM COMPENSATION PLAN

Grantee: Mark J. Costa

Number of Shares: 28,000

Option Price: $____

Date of Grant: October 31, 2006

1. Grant of Option. This Award Notice serves to notify you that the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Eastman Chemical Company ("Company") has granted to you, under the Company’s 2002 Omnibus Long-Term Compensation Plan (the "Plan"), a nonqualified stock option ("Option") to purchase, on the terms and conditions set forth in this Award Notice and the Plan, up to the number of shares of its $.01 par value Common Stock ("Common Stock") set forth above, at a price equal to $______ per share. The Plan is incorporated herein by reference and made a part of this Award Notice. Capitalized terms not defined herein have the respective meanings set forth in the Plan. The principal terms of the Plan, and of the offer by the Company of the shares of Common Stock covered by the Option, are described in the Prospectus for the Plan, which Prospectus will be delivered to you by the Company.

2. Period of Option and Limitations on Right to Exercise. Subject to earlier cancellation of all or a portion of the Option as described in Sections 6 and 7 of this Award Notice, the Option will expire at 4:00 p.m., Eastern Standard Time, on October 30, 2016 ("Expiration Date").

3. Exercise of Option.

(a) Subject to the terms set forth in this Award Notice, the Option will become exercisable as to one-third of the shares covered hereby on October 31, 2007, and one-third of the shares covered hereby on October 31, 2008, and as to the remaining shares on October 31, 2009.

(b) Upon your death, your personal representative may exercise the Option, subject to the terms set forth in Section 6 of this Award Notice.

(c) The Option may be exercised in whole or in part. The exercise generally must be accompanied by, or make provision for, full payment in cash; by check; by a broker-assisted cashless method; or by surrendering unrestricted shares of Common Stock having a value on the date of exercise equal to the exercise price, or in any combination of the foregoing; however, if you wish to pay with shares of Common Stock already held by you, you may submit an Affidavit of Ownership form attesting to the ownership of the shares instead of sending in actual share certificates.

4. Nontransferability. The Option is not transferable except by will or by the laws of descent and distribution, and may not be sold, assigned, pledged or encumbered in any way, whether by operation of law or otherwise. The Option may be granted only to, and exercised only by you during your lifetime, except in the case of a permanent disability involving mental incapacity.

5. Limitation of Rights. You will not have any rights as a stockholder with respect to the shares covered by the Option until you become the holder of record of such shares by exercising the Option. Neither the Plan, the granting of the Option nor this Award Notice gives you any right to remain employed by the Company and its Subsidiaries.

6. Termination. Upon termination of your employment with the Company and its Subsidiaries ("termination") by reason of death, disability, or retirement, the Option will remain exercisable for the lesser of: 1) five (5) years following your date of termination, or, 2) the Expiration Date. Upon termination of your employment with the Company and its Subsidiaries without "Cause" or for "Good Reason" (as such terms are defined in your Employment Agreement dated May 4, 2006), the Option shall immediately vest and remain exercisable for the lesser of: 1) five (5) years following your date of termination, or, 2) the Expiration Date. Upon termination due to voluntary resignation, the Option will remain exercisable for the lesser of: 1) ninety (90) days following your date of termination, or, 2) the Expiration Date. Upon termination for Cause, any portion of the Option not previously exercised by you will be canceled and forfeited by you, without payment of any consideration by the Company. Upon termination for a reason other than those described in this Section, the Committee will determine if all or any portion of the Option will remain exercisable and if so, the period of time the Option may be exercised, up to, but not to exceed the Expiration Date.

7. Noncompetition; Confidentiality. You will forfeit all rights under the Option if you violate the noncompetition and confidentiality provisions contained in Section 20 of the Plan.

8. Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration or qualification of the shares covered by the Option upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

9. Change in Ownership; Change in Control. Sections 25 and 26 of the Plan contain certain special provisions that will apply to the Option in the event of a Change in Ownership or Change in Control, respectively.

10. Adjustment of Option Terms. The adjustment provisions of Section 18 of the Plan will control in the event of a nonreciprocal transaction between the company and its stockholders that causes the per-share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend) or upon the occurrence of in anticipation of any other corporate event or transaction involving the Company (including, without limitation, any merger, combination, or exchange of shares).

11. Plan Controls. In the event of any conflict between the provisions of the Plan and the provisions of this Award Notice, the provisions of the Plan will be controlling and determinative.